Exhibit 4.4

DIRTT ENVIRONMENTAL SOLUTIONS LTD.

AMENDED AND RESTATED EMPLOYEE SHARE PURCHASE PLAN

Effective April 16, 2014, as amended and restated on October 1, 2019

AMENDED AND RESTATED EMPLOYEE SHARE PURCHASE PLAN

Article 1	Purpose

1.1	This document constitutes the Amended and Restated Employee Share Purchase Plan of DIRTT Environmental Solutions Ltd. (hereinafter referred to as the “Plan”).

1.2

The Plan was originally effective April 16, 2014. The Plan was amended and restated effective October 1, 2019 (the “Amendment Effective Date”) in order to place an aggregate limit on the number of Equity Shares that could be purchased pursuant to this Plan, and to provide for certain other changes of an administrative nature.

1.3	The purpose of this Plan is to provide an opportunity for Employees to invest in Equity Shares through Employee savings in the form of Personal Contributions and Employer Contributions.

Article 2	Definitions

2.1	In this Plan, unless the context otherwise requires:

(a)

“Administrative Agent” means such corporation or other person with whom, as, from time to time, the Corporation enters into an Administration Agreement in respect of matters contemplated under this Plan, which, as of the Amendment Effective Date is Solium Capital ULC;

(b)	“Administration Agreement” means the agreement between the Corporation and the Administrative Agent in respect of the Plan, dated April 16, 2014, as amended or replaced from time to time;

(c)	“Affiliate” has the meaning ascribed thereto in the Business Corporations Act (Alberta);

(d)	“Amendment Effective Date” has the meaning ascribed thereto in Section 1.2;

(e)

“Blackout Period” means a blackout period contemplated in the Corporation’s Insider Trading and Disclosure Policy, which, for the sake of clarity, will include both quarterly blackout periods and other blackout periods as determined by the Corporation from time to time;

(f)	“Board” means the Board of Directors of the Corporation;

(g)	“Calendar Year” means a period of twelve consecutive months ending on December 31st of each year;

(h)	“Corporation” means DIRTT Environmental Solutions Ltd.;

(i)	“Contribution Period” means the period beginning on any Purchase Date and ending on the day preceding the next Purchase Date;

(j)

“Earnings” means the basic salary or compensation received by an Employee, including overtime pay, before payroll deductions for taxes or other applicable withholdings, but does not include any cash bonus, profit sharing, incentive pay, shift premiums, commissions, allowances or other special compensation payments;

(k)

“Employee” means a full-time or part-time employee of the Corporation or any Affiliate approved by the Corporation who has made or is entitled to make contributions to the Plan in accordance with the provisions of the Plan, but does not include the following:

(i)

casual employees, seasonal employees, term employees or temporary employees, in each case provided that such employee’s customary employment is either 20 hours or less per week or not for more than 5 months in any calendar year;

(ii)	retired employees, employees on layoff or unpaid leave of absence; or

(iii)

employees receiving benefits under Worker’s Compensation, Employment Insurance, the Long-Term Disability Plan, the Weekly Indemnity Plan or other long-term disability income benefits, in each case provided that such employee is no longer receiving regular Earnings from the Corporation or any Affiliate;

provided, however, that any such individual must also be an “employee” of the Corporation or any of its parents or subsidiaries within the meaning of General Instruction A.1(a) to Form S-8;

(l)	“Employer Contributions” means contributions made by the Corporation or an approved Affiliate for the benefit of a Participant under this Plan;

(m)	“Equity Shares” means common shares in the capital of the Corporation which are dually traded on the Toronto Stock Exchange and, from and after October 8, 2019, the NASDAQ Global Select Market;

(n)	“Exchange Act” means shall mean the Securities Exchange Act of 1934, as amended from time to time;

(o)	“Group RRSP” means the Group RRSP established by the Corporation, as sponsor, and the RRSP Trustee, as trustee, on the instructions of individual Participants in accordance with Section 4.4;

(p)	“Group TFSA” means the Group TFSA, if established by the Corporation, as sponsor, and the TFSA Trustee, as trustee, on the instructions of individual Participants in accordance with Section 4.4;

(q)	“Participant” means an Employee who has enrolled in the Plan in accordance with the provisions thereof;

(r)

“Personal Account” means the account maintained for record keeping purposes by the Administrative Agent in the name of a Participant for Employer Contributions and Personal Contributions in respect of such Participant;

(s)	“Personal Contributions” means the contributions made by a Participant under this Plan;

(t)	“Plan” has the meaning set out in Section 1.1;

(u)	“Purchase Date” means the applicable date that the Administrative Agent purchases Equity Shares in accordance with Section 8.3;

(v)	“Qualified Investment” means any property which is a “qualified investment”, within the meaning of the Tax Act, for trusts governed by an RRSP or a TFSA;

(w)	“RRSP” means a trust governed by a registered retirement savings plan established under the Tax Act;

(x)

“RRSP Account” means an account of a Participant in the Group RRSP which tracks all of the Participant’s Personal Contributions and Employer Contributions made by or for the benefit of such Participant to his or her account in the Group RRSP, and Equity Shares purchased within such account;

(y)	“RRSP Trustee” means such trust company as may from time to time be appointed by the Board to act as trustee for the Group RRSP, which, as of the Amendment Effective Date, is Canadian Western Trust;

(a)

“Tax Act” means the Income Tax Act (Canada), including the regulations promulgated thereunder, as amended from time to time, and any reference in the Plan to a provision of the Tax Act includes any successor provision thereto;

(z)	“TFSA” means a trust governed by a tax-free savings account established under the Tax Act;

(aa)

“TFSA Account” means an account of a Participant in the Group TFSA, if such Group TFSA is established, which tracks all of the Participant’s Personal Contributions and Employer Contributions made by or for the benefit of such Participant to his or her account in the Group TFSA, and Equity Shares purchased within such account;

(b)	“TFSA Trustee” means such trust company as may from time to time be appointed by the Board to act as trustee for the Group TFSA, if such Group TFSA is established;

(bb)	“Securities Trading and Reporting Policy” means the Corporation’s Insider Trading and Disclosure Policy, as it may be amended or supplemented from time to time;

(cc)	“Trustee” means, as the context requires, the RRSP Trustee or the TFSA Trustee, as applicable;

(dd)

“Undisclosed Material Information” means any material information, as defined in the Corporation’s Insider Trading and Disclosure Policy as it may be amended or supplemented from time to time, that has not been publicly disseminated by the Corporation; and

(ee)	“U.S. Taxpayer” means any Participant who is subject to tax under the provisions of the United States Internal Revenue Code of 1986, as amended, in respect of their participation in this Plan.

2.2

In this Plan, all references to the masculine include the feminine; and reference to the singular shall include the plural and vice versa, as the context shall require. If any provision of the Plan or part hereof is determined to be void or unenforceable in whole or in part, such determination shall not affect the validity or enforcement of any other provision or part hereof. Headings wherever used herein are for reference purposes only and do not limit or extend the meaning of the provisions contained herein. References to “Article” or “Articles” mean an article or articles contained in the Plan unless expressly stated otherwise.

Article 3	Eligibility and Equity Share Limitations

3.1

Employees of an Affiliate may participate as Participants in the Plan only if the Corporation has previously approved the inclusion of such Affiliate’s employees in the Plan, including any applicable cost-sharing arrangements or other arrangements to satisfy transfer pricing principles.

3.2	Any Employee may become a Participant in the Plan, unless excluded from participation in the Plan by the Corporation or by an approved Affiliate.

3.3

An Employee may become a Participant of the Plan beginning on the first day of the month coincident with, or next following, the date that the Employee has completed 90 days of continuous service with the Corporation or an approved Affiliate, or a lesser period of time if so determined by the Corporation or an approved Affiliate.

3.4	Subject to adjustment as provided in Article 18 of this Plan, beginning on the Amendment Effective Date, the number of Equity Shares that may be acquired through this Plan is 5,500,000.

Article 4	Enrolment in the Plan and the Canadian Group RRSP and Group TFSA

4.1

To enroll in the Plan, an Employee must, at least 15 days before the day on which Personal Contributions are to begin, complete and submit notice in the form prescribed by the Corporation confirming that the Employee is not aware of any Undisclosed Material Information at the time of such notice and authorizing the Corporation or an approved Affiliate to deduct from the Employee’s Earnings the amount designated by the Employee in accordance with Section 5.1 until such authorization shall be revised, revoked or terminated, and agreeing to the terms and conditions of the Plan. This will constitute written notice of the Employee’s election to participate in and be a member of the Plan. This notice may not be given by a Participant during a Blackout Period.

4.2

A Participant who is a permanent Canadian resident may elect for his or her Personal Contributions and Employer Contributions to be made to: (i) an RRSP Account within the Group RRSP, or (ii) if the Corporation has established a Group TFSA, and provided that the Participant is not a U.S. Taxpayer, a TFSA Account within the Group TFSA, by filing with the Administrative Agent a completed application for an RRSP Account or, if applicable, a TFSA Account in the applicable form prescribed by the Corporation and indicating the portion of the Participant’s Personal Contributions or Employer Contributions to be allocated to his or her RRSP Account or TFSA Account, if applicable, which any such funds being treated, for purposes of the Tax Act, as a contribution to the RRSP or TFSA, as applicable. In the event that a Participant wishes to transfer any Equity Shares previously acquired with Personal Contributions or Employer Contributions pursuant to the Plan into an RRSP Account or TFSA Account, if any, he or she may do so by giving the applicable notice in the form prescribed by the Corporation and authorizing the Administrative Agent to transfer the specified number of Equity Shares into the Group RRSP or Group TFSA, as applicable, which such transfer being treated, for the purposes of the Tax Act, as a contribution to such RRSP or TFSA.

4.3

Subject to the provisions of Article 15, all funds and Equity Shares held by the Administrative Agent pursuant to the Plan are held on behalf of the individual Participants. Subject to the immediately following sentence, a Participant shall be the beneficial owner of all Personal Contributions, Employer Contributions, and Equity Shares purchased on his or her behalf. All Personal Contributions, Employer Contributions, and Equity Shares held by the RRSP Trustee pursuant to the Group RRSP or by the TFSA Trustee pursuant to the Group TFSA, as applicable, are held in trust for the account of the respective individual RRSP Accounts or TFSA Accounts, as applicable, in the Group RRSP or Group TFSA, as applicable. Any Equity Shares purchased with a Participant’s Personal Contributions or Employer Contributions made for the benefit of a Participant to the Participant’s RRSP Account or the Participant’s TFSA Account, as applicable, are immediately vested in and become the property of such Participant’s RRSP or TFSA, as applicable, and shall be subject to the terms of the Group RRSP or Group TFSA, as applicable, and applicable law including the Tax Act.

4.4

For greater certainty, notwithstanding any provision of the Plan, the Corporation shall not be under any obligation to establish, or continue if already established, a Group RRSP or a Group TFSA. If such Group RRSP or Group TFSA is not in operation at the time a Participant elects to participate pursuant to Section 4.1, all of such Participant’s Personal Contributions and Employer Contributions shall be made solely to his or her Personal Account which is not an RRSP or a TFSA.

4.5

By electing to participate through an RRSP Account or a TFSA Account, if applicable, a Participant acknowledges that such accounts are subject to the provisions of the Tax Act, including, without limitation, contribution limits and rules relating to prohibited investments for an RRSP or TFSA. Each Participant further acknowledges that participation through an RRSP Account or TFSA Account by a U.S. Taxpayer may have adverse tax implications in the United States. It is the sole responsibility of each Participant to seek tax advice in their own circumstances, to ensure that he or she does not over-contribute (including, without limitation, by virtue of Personal Contributions and Employer Contributions), and that any investment therein, including in Equity Shares, does not constitute a “prohibited investment” (within the meaning of the Tax Act) for, or give rise to an “advantage” (within the meaning of the Tax Act) to, the RRSP or TFSA, as applicable. None of the Corporation, any Affiliate, the Administrative Agent and the Trustee shall be liable for any tax or other liability which may arise as a result of any Participant’s participation in an RRSP or TFSA, over-contribution to an RRSP or TFSA or acquisition of a prohibited investment in an RRSP Account or TFSA Account.

4.6	No Participant is eligible to hold any part of the Equity Shares acquired through Personal Contributions or Employer Contributions in a 401 (k) plan.

Article 5	Participant Contributions

5.1

A Participant shall elect to make Personal Contributions to the Plan of at least 1% of the Participant’s Earnings for the pay period, up to a maximum of 10% of the Participant’s Earnings for the pay period, by giving notice in the form prescribed by the Corporation. Such contributions shall be in increments of 1% of the Participant’s Earnings for the pay period. The Corporation, or applicable approved Affiliate, shall deduct from each Participant’s pay, the amount of that Participant’s Personal Contributions. This specified rate of contribution filed by a Participant at the time of election of participation in the Plan shall remain in effect until changed pursuant to Section 5.2.

5.2

Once making Personal Contributions to the Plan, a Participant may change the amount of his or her Personal Contributions no more than once quarterly by giving notice to the Corporation in the form prescribed by the Corporation. All requested changes in Personal Contributions will be effective as of the first Contribution Period occurring after notice is received provided the notice is received 15 days prior to the next Contribution Period. This notice may not be given if an Employee is aware of any Undisclosed Material Information at the time of such notice and may not be given if the Employee is subject to the Corporation’s Insider Trading and Disclosure Policy, such notice may not be given during a Blackout Period.

A Participant who participates in the Plan via an RRSP or TFSA may voluntarily elect to suspend participation in the Plan by providing instructions directing the Corporation to cease making the Participant’s Personal Contributions for the remainder of a Calendar Year if and when the RRSP contribution maximum or TFSA contribution maximum, as applicable, is reached during a particular Calendar Year.

(a)

Notice of such instructions must be received by the Corporation from the Participant, in the form prescribed by the Corporation, at least 15 days prior to the next Contribution Period in which the instructions are to be applied.

(b)

The Participant must confirm that he or she is not aware of any Undisclosed Material Information at the time of giving such instructions and such instructions may not be given during a Blackout Period. If such confirmation cannot be made, the Participant shall be required to direct the Corporation to make all of the Participant’s Personal Contributions for the remainder of the Calendar Year to the Participant’s Personal Account.

Instructions given pursuant to this section will apply until the Participant provides notice to the Corporation that he or she wishes to revoke such instructions. Under this suspension arrangement, Participants will be responsible for notifying the Administrative Agent they wish to resume contributions in the following Calendar Year by giving notice in the form prescribed by the Corporation.

5.3

A Participant may voluntarily suspend his or her Personal Contributions at any time that they wish to temporarily cease participating in the Plan, no more than twice annually, by giving notice in the form prescribed by the Corporation, to the Corporation. This notice will be effective as of the next Contribution Period following the date of notice, provided notice is given 15 days prior to the commencement of the next Contribution Period. The Participant must confirm that he or she is not aware of any Undisclosed Material Information at the time of giving such notice and if the Participant is, subject to the Corporation’s Insider Trading and Disclosure Policy, such notice may not be given during a Blackout Period.

5.4

A Participant who voluntarily suspends his or her Personal Contributions pursuant to Section 5.3 above, may resume his or her Personal Contributions by giving notice in the form prescribed by the Corporation, to the Corporation. Participants will be eligible to resume making Personal Contributions effective as of the first Contribution Period provided that a Participant provides at least 15 days prior notice to the Corporation of their intention to resume making Personal Contributions. The Participant must confirm that he or she is not aware of any Undisclosed Material Information at the time of giving such notice and if the Participant is, subject to the Corporation’s Insider Trading and Disclosure Policy, such notice may not be given during a Blackout Period.

5.5

During any period of suspension, Personal Contributions shall not be accumulated or carried forward for later payment. A Participant shall continue to be a member of the Plan, the Group RRSP and the Group TFSA, if applicable, for all purposes other than the making of Personal Contributions until that Participant resumes his or her Personal Contributions pursuant to Sections 5.2 or 5.4, is terminated from the Plan pursuant to Article 11 or terminates his or her participation in the Plan pursuant to Article 12.

Article 6	Employer Contributions

6.1	The Corporation (or an approved Affiliate, as the case may be) will make Employer Contributions to the Plan as follows:

(a)

where a Participant has made a Personal Contribution, an Employer Contribution for the benefit of that Participant shall be made in an amount equal to 50% of the Participant’s Personal Contribution during the relevant Contribution Period.

6.2	Employer Contributions referred to in Subsection 6.1(a) will be made every Contribution Period as follows:

(a)	Employer Contributions made with regard to Personal Contributions to the Participant’s RRSP Account, if any, will be allocated to the Participant’s RRSP Account;

(b)	Employer Contributions made with regard to Personal Contributions to the Participant’s TFSA Account, if any, will be allocated to the Participant’s TFSA Account; and

(c)	Employer Contributions not made to the Participant’s RRSP Account or TFSA Account will be allocated to the non-RRSP and non-TFSA component of the Participant’s Personal Account.

6.3

It is a term and condition of the Corporation (or an approved Affiliate making the Employer Contributions, as the case may be) that the Employer Contributions shall not be considered as salary compensation paid to an Employee for any reason (except for purposes of the Tax Act) including for the purposes of calculating salary in lieu of notice upon termination of employment of an Employee. For greater certainty, the Employer Contributions will be treated as a taxable benefit for Employees pursuant to applicable income tax rules.

Article 7	Accounts

7.1

The Corporation shall establish for the purposes of the Plan, a Group RRSP and, may, at its sole discretion, establish a Group TFSA, on a registered basis pursuant to the Tax Act. At all times that the Equity Shares are Qualified Investments, investments of the Group RRSP and the Group TFSA, if established, shall be restricted to Equity Shares. If, at any time, the Equity Shares are not Qualified Investments, the Trustee may make investments with funds in the Group RRSP or Group TFSA, if established, as applicable, in any manner permitted by applicable law.

7.2

The Administrative Agent shall establish a Personal Account, an RRSP Account and a TFSA Account, if applicable, for each Participant and shall record in each Personal Account, RRSP Account and TFSA Account, if applicable, the amount of all Personal Contributions made by the Participant and all Employer Contributions made on behalf of the Participant, the number of Equity Shares purchased for the Personal Account, RRSP Account and TFSA Account, with Personal Contributions, the number of Equity Shares purchased with Employer Contributions and the amount of any expenses allocated to such Personal Account, RRSP Account and TFSA Account, if applicable.

Article 8	Investment of Funds

8.1

On the last day of each Contribution Period, the Corporation or an approved Affiliate shall deposit with the Administrative Agent the amount of all Personal Contributions and all Employer Contributions for that period, and shall advise the Administrative Agent of the Personal Contributions received from each Participant and the amount of Employer Contributions made on behalf of each Participant.

8.2

Upon receipt of the funds and the information outlined in Section 8.1, the Administrative Agent shall record in each Participant’s Personal Account, RRSP Account and TFSA Account, if applicable, the amount of that Participant’s Personal Contributions and the amount of any Employer Contributions made on behalf of that Participant.

8.3

Subject to Section 8.6, the Administrative Agent shall use all funds received by it from Personal Contributions and Employer Contributions, as well as all cash dividends paid on the Equity Shares held on record by the Administrative Agent, or Trustee, as the case may be, as soon as practicable after the remittance thereof, for and on behalf of the Participant, to purchase Equity Shares, through normal market facilities at the prevailing market price for Equity Shares on the Purchase Date.

8.4

Subject to Section 8.6, the Administrative Agent shall purchase on each Purchase Date such number of Equity Shares as will satisfy all Personal Contributions and Employer Contributions received for the preceding Contribution Period from or on behalf of all Participants under the Plan. Each Participant shall thereupon acquire ownership (either directly or through an RRSP Account or TFSA Account, if applicable) in the Equity Shares purchased by the Administrative Agent in proportion to his or her Personal Contributions and Employer Contributions made on his or her behalf during the preceding Contribution Period.

8.5

Subject to Section 8.6, following the end of a Contribution Period, the Administrative Agent shall allocate the Equity Shares purchased during that Contribution Period on behalf of the Participants, on a full and fractional Equity Share basis, as appropriate, to the Personal Account, RRSP Account and TFSA Account, if applicable, of each Participant in proportion to the Personal Contributions and Employer Contributions made on behalf of that Participant.

8.6

If, for any reason, the Administrative Agent is unable to purchase a sufficient number of Equity Shares on a Purchase Date to satisfy all Personal Contributions and Employer Contributions for the preceding Contribution Period, the Administrative Agent shall purchase Equity Shares as they become available and shall allocate the Equity Shares so purchased to Participants’ Personal Accounts, RRSP Account and TFSA Account, if applicable, in the order of the Contribution Periods in respect of which the Personal Contributions and/or Employer Contributions were received by the Administrative Agent. The Administrative Agent shall ensure that all Personal Contributions and Employer Contributions are converted to full and fractional Equity Shares as soon as practicable.

All warrants, options, rights or any other securities (other than Equity Shares), or any dividends of property (other than cash or additional Equity Shares), received by the Administrative Agent in respect of any Equity Shares held pursuant to the Plan shall be sold by the Administrative Agent on behalf of the Participants and the Group RRSP and Group TFSA, if applicable. The proceeds from the sale of any such securities or property and any cash dividends received by the Administrative Agent for Equity Shares held pursuant to the Plan shall be used to purchase additional Equity Shares at the prevailing market price for Equity Shares on the date of purchase. Such additional Equity Shares shall be allocated to each of the respective Participants’ accounts in the manner specified in Section 8.4.

8.7

Brokerage commissions, transfer taxes and other charges or expenses pursuant to the purchase of Equity Shares by the Administrative Agent as provided in Section 8.6, will be the responsibility of the Corporation.

8.8

If the Corporation becomes aware that the Equity Shares do not constitute Qualified Investments, it shall contact the Trustee immediately and advise the Trustee not to acquire Equity Shares for RRSP Accounts or TFSA Accounts, if any.

Article 9	Registration and Voting

9.1

Equity Shares purchased by the Administrative Agent under this Plan shall be registered in the name of the Administrative Agent or Trustee, as the case may be, or such other name as the Administrative Agent or Trustee, as the case may be, determines, and held on behalf of the respective Participants.

9.2

Whole Equity Shares allocated to a Participant’s Personal Account will be voted by the Participant. Whole Equity Shares allocated to a Participant’s RRSP Account will be voted by the RRSP Trustee in accordance with the directions, if any, of the Participant, or the Participant’s estate, if applicable. Whole Equity Shares allocated to a Participant’s TFSA Account will be voted by the TFSA Trustee in accordance with the directions, if any, of the Participant, or the Participant’s estate, if applicable.

9.3	The Administrative Agent will provide the transfer agent with a current shareholder register at the time of the transfer agent’s request.

Article 10	Withdrawals While a Participant

10.1	A Participant may make withdrawals of Equity Shares from his or her Personal Account, RRSP Account and TFSA Account, if applicable, only as set out in this Article 10.

10.2

Subject to applicable holding periods required by Article 15, a Participant may, in accordance with Section 10.3, request that all or a portion of the Equity Shares in that Participant’s Personal Account, RRSP Account and TFSA Account, if applicable, that were purchased from a Participant’s Personal Contributions and/or Participant’s Employer Contributions be transferred to his or her name, or an external account in his or her name, or be sold or, where the Participant holds Equity Shares in the Group RRSP or the Group TFSA, as applicable, that all or a portion of the Equity Shares in that Participant’s RRSP or TFSA, as applicable, be transferred to, be sold and the proceeds transferred to another RRSP or TFSA, as applicable, in the Participant’s name, or be sold and the proceeds, net of withholding tax, be remitted to the Participant. Any fractional Equity Shares credited to the Participant’s Personal Account, RRSP Account or TFSA Account, as applicable, shall be disregarded on any sale or transfer and the Participant shall be entitled to receive the cash equivalent thereof. All such withdrawals from an RRSP Account or TFSA Account, if any, shall be reported by the RRSP Trustee or TFSA Trustee, as applicable, as a distribution from an RRSP or TFSA, as applicable.

10.3

A Participant shall give the Administrative Agent or Trustee, as the case may be, notice in the form prescribed by the Corporation of any instructions for sale or transfer of Equity Shares pursuant to Section 10.2. The Participant must confirm that he or she is not aware of any Undisclosed Material Information at the time of giving such notice and such notice may not be given during a Blackout Period.

10.4

Upon receiving such notice from the Participant, the Administrative Agent shall sell the specified number of Equity Shares and or transfer them to the other designated RRSP or TFSA, as applicable, as soon as practicable. The net proceeds of any sale (net of any applicable withholding taxes) will be transferred as soon as practicable to the Participant or such personal bank or brokerage account as the Participant may designate.

Article 11	Termination of Participation

11.1	A Participant’s participation in the Plan shall terminate immediately on the first to occur of the following events, unless otherwise specified below:

(a)	the Participant becomes totally and permanently disabled, unless he or she makes alternative arrangements with the Corporation or an approved Affiliate for remittance of Personal Contributions;

(b)	the Participant retires from employment with the Corporation or an approved Affiliate;

(c)	the Participant dies;

(d)

the Participant’s employment with the Corporation or an approved Affiliate is terminated. A Participant’s employment will be considered to have terminated on the last day of his or her actual and active employment, whether such day is selected by agreement with the individual or unilaterally by the Corporation or an approved Affiliate. For the avoidance of doubt, no period of notice that is or ought to have been given under applicable law in respect of such termination of employment shall be considered for such purpose;

(e)	the Participant has been placed on layoff and all recall rights or opportunities have been exhausted; or

(f)	the Plan is terminated.

11.2

A Participant whose participation in the Plan has been terminated as provided in Section 11.1 (or his or her executors or administrators, as the case may be) may complete a notice in the form prescribed by the Corporation and file it with the Administrative Agent within 90 days after termination of the Participant’s participation in the Plan requesting that one or more of the following occur:

(a)	all or a portion of the Equity Shares in his or her Personal Account be transferred to his or her name or an external account in his or her name;

(b)	all or a portion of the Equity Shares be sold and the net proceeds distributed to the Participant or an external account in his or her name;

(c)

if the Participant’s Equity Shares are held in an RRSP Account, to the extent permitted by law, all or a portion of the Equity Shares be transferred to another RRSP in the Participant’s name, or that all or a portion of the Equity Shares be withdrawn from the RRSP and distributed to such Participant (with any such withdrawal being reported by the RRSP Trustee as a distribution from the RRSP for purposes of the Tax Act); and/or

(d)

if the Participant’s Equity Shares are held in a TFSA Account, to the extent permitted by law, all or a portion of the Equity Shares be transferred to another TFSA in the Participant’s name, or that all or a portion of the Equity Shares be withdrawn from the TFSA and distributed to such Participant (with any such withdrawal being reported by the TFSA Trustee as a distribution from the TFSA for purposes of the Tax Act);

provided that the Participant (or his or her executors or administrators, as the case may be) confirms that he or she is not aware of any Undisclosed Material Information at the time of giving such notice.

11.3

In relation to some or all of the Equity Shares held by the Participant as at the date the Participant’s participation in the Plan is terminated, as provided in Section 11.1, if no notice is filed within 90 days after such date, the Participant (or his or her executors or administrators, as the case may be) shall be deemed to have elected to:

(a)	request that the Equity Shares in his or her Personal Account be sold and the net proceeds distributed to the Participant or an external account in his or her name;

(b)

request that the Equity Shares held in an RRSP Account be sold and the net proceeds (net of any applicable withholding taxes) be distributed to the Participant, or his or her estate, as applicable, as provided in Section 10.4; and

(c)	request that the Equity Shares held in a TFSA Account be sold and the net proceeds be distributed to the Participant, or his or her estate, as applicable, as provided in Section 10.4.

11.4	After receiving any such notice as contemplated within this Article 11, the Administrative Agent shall make the necessary arrangements for the sale of the Equity Shares, or the issuance and delivery of the appropriate certificate representing the Equity Shares to such terminating Participant or other RRSP or TFSA, as applicable, as soon as practicable thereafter. The Administrative Agent will forward the net proceeds from the sale of the Equity Shares of a terminating Participant as soon as practicable following the receipt of any notice by the terminating Participant or the Corporation, as applicable. Any fractional Equity Shares credited to the Participant’s Personal Account, RRSP Account or TFSA Account, of applicable, shall be disregarded on any sale or transfer and the Participant shall be entitled to receive the cash equivalent thereof.

11.5

Any distribution from any RRSP Account or TFSA Account shall be reported by the RRSP Trustee or TFSA Trustee, as applicable, as a withdrawal for tax purposes. The former Participant will be responsible for paying any fees and expenses, as applicable, related to the establishment and ongoing maintenance (including, without limitation, any transaction expenses, brokerage fees, administration fees and applicable taxes) by the Corporation on behalf of the former Participant pursuant to Section 11.3.

Article 12	Termination by a Participant

12.1

Once a Participant has temporarily ceased participating in the Plan as provided in Section 5.3, the Participant may terminate his or her participation in the Plan by requesting that one or more of the following occur:

(a)	all of the Equity Shares in his or her Personal Account be transferred to his or her name or an external account in his or her name;

(b)

all of the Equity Shares in his or her Personal Account be sold and the net proceeds distributed to the Participant or an external account in his or her name, provided that the Participant confirms that he or she is not aware of any Undisclosed Material Information at the time of giving such notice and such notice may only be given outside of a Blackout Period;

(c)

if the Participant’s Equity Shares are held in an RRSP Account, then to the extent permitted by law, all of the Equity Shares be transferred to another RRSP in the Participant’s name or that all or a portion of the Equity Shares be withdrawn from the RRSP and distributed to such Participant (with any such withdrawal being reported by the RRSP Trustee as a distribution from the RRSP for purposes of the Tax Act); and/or

(d)

if the Participant’s Equity Shares are held in a TFSA Account, then to the extent permitted by law, all of the Equity Shares be transferred to another TFSA in the Participant’s name, or that all or a portion of the Equity Shares be withdrawn from the TFSA and distributed to such Participant (with any such withdrawal being reported by the TFSA Trustee as a distribution from the TFSA for purposes of the Tax Act).

12.2

If, at the end of any Calendar Year, a Participant has not contributed to his or her Personal Account, RRSP Account or TFSA Account, if applicable, during such Calendar Year, the Corporation (or an approved Affiliate company, as the case may be) may elect to give written notice requiring that Participant to terminate his or her participation in the Plan and withdraw, subject to Article 15, all of his or her Personal Account, RRSP Account and TFSA Account, if applicable, in the manner set forth in Section 12.1 in cash or Equity Shares. If no election under Section 12.1 is made by the Participant within a period of 90 days after notice from the Corporation or an approved Affiliate company, the Participant shall be deemed to have elected to:

(a)	request that the Equity Shares in his or her Personal Account be sold and the net proceeds distributed to the Participant or an external account in his or her name;

(b)

if the Participant’s Equity Shares are held in an RRSP Account, have all of his or her Equity Shares be sold and the net proceeds (less applicable withholding taxes) be distributed to the Participant or his or her estate, as applicable; and

(c)

if the Participant’s Equity Shares are held in a TFSA Account, have all of his or her Equity Shares be sold and the net proceeds be distributed to the Participant (less applicable withholding taxes) or his or her estate, as applicable.

12.3

After receiving any such notice as contemplated within this Article 12, the Administrative Agent shall make the necessary arrangements for the sale of the Participant’s Equity Shares, or the issuance and delivery of the appropriate certificate representing the Equity Shares to such terminating Participant or other RRSP or TFSA, if applicable, as soon as practicable thereafter. The Administrative Agent will forward the net proceeds from the sale of the Equity Shares of a terminating Participant as soon as practicable following the receipt of any notice by the terminating Participant or the Corporation, as applicable. Any fractional Equity Shares credited to the Participant’s Personal Account or RRSP Account or TFSA Account, if applicable, shall be disregarded on any sale or transfer and the Participant shall be entitled to receive the cash equivalent thereof.

12.4

Any Participant who has terminated his or her participation in the Plan under Section 12.1 or is deemed to have terminated his or her participation in the Plan under Section 12.2, shall not be permitted to enroll and become a Participant in the Plan or entitled to make Personal Contributions again until a period of six calendar months has elapsed since his or her termination or deemed termination.

Article 13	Prohibition of Assignment of Interest

13.1

All rights of participation in the Plan are personal and no assignment or transfer of any interest in the Equity Shares held by the Administrative Agent or Trustee under the Plan will be permitted or recognized, except as expressly set out elsewhere in this Plan.

Article 14	Taxes and Fees

14.1

The Participant shall be responsible for paying all income taxes and other taxes applicable to Personal Contributions, Employer Contributions and to transactions involving the Equity Shares held by the Administrative Agent or Trustee on his or her behalf, including, without limitation, any taxes payable in respect of:

(a)	Personal Contributions made by the Participant;

(b)	Employer Contributions made on behalf of the Participant;

(c)	the transfer of Equity Shares to the Participant or a person designated by the Participant, including transfers to or from an RRSP Account or TFSA Account, if applicable;

(d)	the sale or other disposition of Equity Shares of the Participant; and

(e)	dividends paid on the Equity Shares.

For greater clarification, the Corporation or an approved Affiliate will be responsible for reporting the taxable benefit arising from the Employer Contributions on Participants’ T4 slips (or other forms, as required, outside of Canada) and deducting the appropriate withholding taxes in respect of Personal Contributions and Employer Contributions from Participants’ Earnings.

14.2

Each of the Corporation, the Administrative Agent and the Trustee is authorized to deduct from any amounts payable to, or in respect of, a Participant, any amounts which are required to be withheld on account of taxes, and all such amounts shall be remitted to the appropriate government authority in accordance with the Tax Act and other applicable federal, provincial, territorial and state legislation. None of the Corporation, an approved Affiliate company, the Trustee and the Administrative Agent: (a) assumes any responsibility for any income tax or other tax consequences for the Participants in the Plan; or (b) shall provide any tax advice to any Participant. Each Participant is expected to consult his or her own professional advisors in this regard.

14.3

The Participant or the Participant’s designate, as applicable, will be responsible for paying any and all brokerage commissions and share sale processing fees on all Equity Share sales initiated by, or deemed to be initiated by, the Participant.

Article 15	Holding Period

15.1

All funds and Equity Shares acquired with the Employer Contributions made on behalf of the Participant shall be subject to a 12-month holding period, during which time such funds and Equity Shares cannot be withdrawn from the Plan. Once participation in the Plan has been terminated provided in Article 11 the 12-month holding period will be immediately waived.

Article 16	Vesting

16.1

All Personal Contributions, Employer Contributions, Equity Shares acquired with the Personal Contributions of a Participant and with Employer Contributions made for the benefit of such Participant and all other funds shall at all times be vested in such Participant or his or her RRSP or TFSA, as applicable.

Article 17	Offer for Equity Shares of the Corporation

17.1

In the event that, at any time, an offer to purchase is made to all holders of Equity Shares, the Administrative Agent will provide a current shareholder register to the transfer agent at the time of the transfer agent’s request. The transfer agent will provide notice of such offer to purchase to each applicable Participant.

Article 18	Subdivision, Consolidation, Conversion or Reclassification

18.1

In the event that the Equity Shares are subdivided, consolidated, converted or reclassified by the Corporation, or any action of a similar nature affecting such Equity Shares is taken by the Corporation, then the Equity Shares held by the Administrative Agent or Trustee for the benefit of the Participants, and the number of Equity Shares that may be acquired pursuant to this Plan, shall be appropriately adjusted.

Article 19	Amendment or Termination of the Plan

19.1

The Board may, at any time, amend this Plan in whole or in part or terminate this Plan. The Corporation may amend this Plan without approval of the Board when such amendments are of an administrative and/or housekeeping nature. However, neither the Corporation nor the Board may amend or terminate this Plan in a manner which would deprive a Participant of any benefits that have accrued to the date of amendment or termination or which would cause or permit any Equity Shares or cash held pursuant to the Plan or any Personal Contributions or Employer Contributions to revert to or become the property of the Corporation. In the event that the Corporation or the Board desires to amend this Plan in a manner that would require shareholder approval pursuant to any provincial, territorial, federal or state law, or regulation or rules of any stock exchange or automated quotation system on which the Equity Shares may then be listed or quoted, the amendment shall be subject to the approval of the Corporation’s shareholders no later than the next meeting of shareholders immediately following such Corporation or Board action.

19.2

If the Plan is terminated, all funds and Equity Shares in the Participant’s Personal Account, RRSP Account and TFSA Account, if applicable, shall be transferred to the Participant or on behalf of the Participant or handled as otherwise directed by the Participant, within 90 days of the termination of the Plan.

Article 20	Administration

20.1

The Corporation shall have full power and authority to interpret and administer the Plan, including the power to appoint any person or persons to carry out its provisions in conformity with the objectives of the Plan and under such rules as the Corporation may from time to time establish. Decisions of the Corporation shall be final and binding upon any approved Affiliate companies, Employees, Participants, and their executors and administrators.

20.2

Notwithstanding any other provision of this Plan, the Corporation will administer the Plan in a manner that ensures that the Equity Share limitation set forth in Section 3.4 of this Plan is not breached. Subject to any applicable securities or legal requirements, the Corporation may take any action it determines would be necessary or appropriate to stay within the limitations of Section 3.4, and will promptly notify all applicable Participants of any actions taken pursuant to this Section 20.2 that will impact the Participant’s Personal Account, RRSP Account or TFSA Account.

20.3

The Corporation has entered into an Administration Agreement with the Administrative Agent. A copy of the Administration Agreement is available for inspection in the Corporation’s principal executive office.

20.4	The Corporation may from time to time enter into such further agreements with the Trustee, the Administrative Agent or other parties as it may deem necessary or desirable to carry out this Plan.

20.5	The Corporation and any approved Affiliate companies will make a copy of the Plan available to all new Participants.

20.6	Records of the Trustee, the Administrative Agent and the Corporation and any approved Affiliate companies will be conclusive as to all matters involved in the administration of the Plan.

20.7

Except as set out in Sections 8.7, 14.1, and 14.3, all costs and expenses of administering the Plan, including the Administrative Agent’s compensation, will be paid by the Corporation and/or any approved Affiliate companies.

Article 21	Reporting

21.1

As soon as practicable after the end of the relevant period, the RRSP Trustee, TFSA Trustee or Administrative Agent, as applicable, will issue to each Participant with respect to RRSP and TFSA contributions, as applicable, receipts reporting the total amount of contributions to the Participant’s RRSP Account or TFSA Account, if any.

21.2

The Administrative Agent shall furnish to each Participant a statement of his or her Personal Account, RRSP Account and TFSA Account, if applicable,. Unless written notice to the contrary is received by the Administrative Agent within 60 days after the mailing or delivery of such statement to the Participant, such statement shall be conclusively deemed to be correct and the Administrative Agent and Trustee shall be relieved of all liability for any error contained therein or disclosed thereby.

Article 22	Limitation of Rights of the Employee

22.1

This Plan is a voluntary program on the part of both the Corporation or approved Affiliate company, as the case may be, and the Employee and shall not constitute an inducement to, or condition of, the employment of any Employee.

22.2	Participation by an Employee in the Plan shall not:

(a)	give any Employee, whether a Participant or not, the right to be or continue to be employed by the Corporation or approved Affiliate , as the case may be;

(b)	interfere with the right of the Corporation (or an approved Affiliate , as the case may be) to discharge any Employee, whether a Participant or not, at any time; and

(c)	give any Participant or beneficiary or spouse of a Participant any right or claim to any benefit, except to the extent provided for in the Plan.

22.3

None of the Corporation, any approved Affiliates , the Trustee, nor the Administrative Agent shall be liable to any Employee for any loss resulting from a decline in the market value of any Equity Shares purchased under the Plan. Neither the Corporation, any approved Affiliate , the Trustee nor the Administrative Agent shall be liable to any Employee for any change in the market price of the Equity Shares between the time an Employee authorizes the purchase or sale of the Equity Shares and the time such purchase or sale takes place.

Article 23	Legal Restrictions

23.1

For the avoidance of doubt, all Equity Shares acquired for the benefit of Participants pursuant to the Plan shall be acquired on the open market and no such Equity Shares shall be sold or issued by the Corporation or any person which does not deal at arm’s length (within the meaning of the Tax Act) with the Corporation.

23.2

The Corporation shall not be obligated to purchase Equity Shares hereunder if counsel to the Corporation determines that such sale would violate any applicable law or regulation or the rules of any securities exchange upon which the Corporation’s Equity Shares are then listed. Further, all Equity Shares acquired pursuant to this Plan shall be subject to the Corporation’s policies concerning compliance with securities laws and regulations, including the Securities Trading and Reporting Policy, as such policies may be amended from time to time. The terms and conditions of the ability to purchase Equity Shares that are granted hereunder to, and the purchase of shares by, persons subject to Section 16 of the Exchange Act, shall comply with any applicable provisions of Rule 16b-3. As to such persons, the Plan shall be deemed to contain, and the Equity Shares issued to such person pursuant to this Plan, shall be subject to such additional conditions and restrictions as may be required from time to time by Rule 16b-3 to qualify for the maximum exemption from Section 16 of the Exchange Act with respect to Plan transactions.

Article 24	Administrative Agent

24.1

In the event of the resignation of the Administrative Agent, its successor shall be appointed by the Corporation. Any successor Administrative Agent shall be vested with all the powers, rights, duties and immunities of the Administrative Agent hereunder to the same extent as if originally named as the Administrative Agent.

Article 25	Applicable Laws

25.1

The Plan shall be construed, and the rights and obligations of the parties governed by the Plan shall be determined, in accordance with the laws of the Province of Alberta and the federal laws of Canada applicable therein.